EXHIBIT 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) between Exicure, Inc., a Delaware corporation (the “Company”), and David S. Snyder (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”), is entered into as of February 2, 2016.

WHEREAS, the Company desires to continue to employ the Executive as its Chief Financial Officer;

WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of June 16, 2014, pursuant to which the Executive served as Chief Financial Officer of the Company (the “Prior Agreement”);

WHEREAS, the Executive desires to continue to be employed by the Company as Chief Financial Officer and to perform his duties to the Company on the terms and conditions hereinafter set forth; and

WHEREAS, the Parties wish to amend and restate the terms of the Prior Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

1. Employment. Executive’s employment under this Agreement shall commence on February 2, 2016 (the “Effective Date”) and shall continue until the termination of Executive’s employment under this Agreement. The period from the Effective Date until the termination of Executive’s employment under this Agreement is referred to as the “Employment Period.”

2. Position and Duties. During the Employment Period, Executive shall continue to serve as the Chief Financial Officer of the Company and shall have the duties, responsibilities and authority of an executive serving in such positions, reporting and subject to the direction of the Board. During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries. Executive (a) shall not become a director of any for-profit entity other than Invenra, Inc. without first receiving the approval of the Nominating and Corporate Governance Committee of the Board, and (b) may engage in charitable and civic activities and provide occasional consulting services to, one or more other entities; provided, however, that such directorships and activities (individually and collectively) comport with Executive’s obligations set forth in this Agreement, do not interfere with the performance of Executive’s duties or responsibilities under this Agreement, are not for the benefit of any business that the Board of Directors determines in good faith is or is seeking to become a competitor of the Company, and Executive spends no more than an aggregate of sixty (60) hours per year on such directorships and activities.

3. Compensation and Benefits.

(a) Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Executive’s current base salary shall remain unchanged, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Base Salary shall be reviewed for adjustments by the Compensation Committee of the Board (the “Compensation Committee”) in good faith, based upon Executive’s performance and the Company’s pay philosophy, not less often than annually, provided, that Executive’s Base Salary may be decreased as part of an across-the-board reduction in base salaries of all Company executive officers so long as the percentage reduction in Executive’s Base Salary is not greater than the percentage reduction applicable to other executive officers. The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.

(b) Annual Incentive Compensation. Executive shall be eligible to participate in the annual cash bonus program maintained for executive officers of the Company (the “Annual Incentive Program”). Executive’s current target under the Annual Incentive Program shall remain unchanged and, following the closing date of the Company’s initial public offering (“IPO Date”), Executive’s minimum target annual bonus shall be equal to at least 45% of Base Salary for each year during the Employment Period in which Executive participates in the Annual Incentive Program. The actual amount of the annual bonus earned by and payable to Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee and communicated to Executive, and shall be subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time. Each bonus paid under the Annual Incentive Program shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(c) Other Benefits.

(i) Savings and Retirement Plans. Except as otherwise limited by applicable law, Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executive officers of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(ii) Welfare Benefit Plans. Except as otherwise limited by applicable law, Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executive officers of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(iii) Perquisites. Except as otherwise limited by applicable law, Executive shall be entitled to such perquisites as may be available generally from time to time to other senior executive officers of the Company, but at levels commensurate with executive’s position as Chief Financial Officer.

(iv) Business Expenses. Subject to Section 14, Executive shall be reimbursed for reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of the Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time.

4. Termination of Employment.

(a) Executive’s employment under this Agreement shall terminate upon the earliest to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) Termination due to Disability (as defined below); (iii) termination of Executive’s employment by the Company for any reason other than Termination due to Disability; (iv) Executive’s death; or (v) termination of Executive’s employment by Executive for any reason. Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from all positions with the Company or any of its affiliates held by Executive as of the date immediately preceding his termination of employment.

(b) If Executive’s employment ends for any reason, except as otherwise contemplated in this Section 4, Executive shall cease to have any rights to salary, bonus (if any) or other benefits, other than (i) the earned but unpaid portion of Executive’s Base Salary through the date of termination or resignation, (ii) any annual, long-term, or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination or resignation, which shall be paid in accordance with the terms of such award, (iii) a lump-sum payment in respect of accrued but unused vacation days at the Executive’s per-business-day Base Salary rate, (iv) any unpaid expense or other reimbursements due to Executive, and (v) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company, provided that Executive shall not be entitled to any payment or benefit under any severance plan maintained by the Company.

(c) Termination without Cause or for Good Reason. If Executive’s employment hereunder shall be terminated by the Company without Cause, or by Executive for Good Reason, then in addition to the payments and benefits described in Section 4(b) and subject to Executive’s execution and non-revocation of the release contemplated in Section 4(f) of this Agreement and Executive’s continuing compliance with the Non-Competition Agreement (as defined below):

(i) the Company shall pay Executive continuation of six (6) months of Executive’s annual Base Salary, as in effective immediately prior to Executive’s termination of employment hereunder, payable during the 6-month period following Executive’s termination of employment in the form of salary continuation in accordance with the Company’s normal payroll practices;

(ii) the Company shall pay Executive an annual cash bonus for the year of termination, payable at the same time as annual cash bonuses are paid to senior management, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject, however, to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination; and

(iii) if the Executive timely elects to receive continued coverage under the Company’s group health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the employer portion of applicable COBRA premium payments for the Executive’s and, as applicable, Executive’s dependents’, continued health coverage under such plan (as in effect or amended from time to time) (the “COBRA Subsidy”) until the earlier of: (1) twelve (12) months following the Executive’s termination of employment, or (2) the date upon which the Executive obtains or becomes eligible for other health care coverage from a new employer or otherwise (such period referred to as the “COBRA Subsidy Period”). The Executive shall promptly inform the Company in writing when Executive obtains or becomes eligible for any such other health care coverage. The Executive shall be responsible for paying a share of such COBRA premiums during the COBRA Subsidy Period at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage thereafter.

(d) Termination without Cause or for Good Reason in Connection with a Change in Control. If Executive’s employment hereunder shall be terminated by the Company without Cause, or by Executive for Good Reason, in either case within 12 months following a Change in Control then, in addition to the payments and benefits described in Section 4(c) of this Agreement, the Company shall pay Executive Executive’s full target bonus under the Annual Incentive Program for the year in which the termination of employment occurs.

(e) Change in Control. Immediately prior to a Change in Control, any equity awards subject to time-based vesting that are outstanding shall vest in full.

(f) Section 280G. Notwithstanding anything to the contrary in this Agreement, Executive expressly agrees that if the payments and benefits provided for in this Agreement or any other payments and benefits which Executive has the right to receive from the Company and its affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Compensation Committee in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company.

(g) Release. Executive’s execution of a complete and general release of any and all of Executive’s potential claims (other than for benefits and payments described in this Agreement or any other vested benefits with the Company and/or its affiliates) against the Company, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assigns of the Company or its affiliates and/or successors, is an express condition of Executive’s right to receive the payments and benefits set forth in Section 4(c). Executive shall be required to execute within 45 days after Executive’s termination of employment a general waiver and release agreement in a form reasonably satisfactory to the Company.

(h) Certain Definitions.

“Cause” shall mean the occurrence of any one of the following:

(i) gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering Executive unable to perform, the material duties and services required for Executive’s position with the Company;

(ii) Executive’s conviction or plea of nolo contendere for any crime involving moral turpitude or a felony;

(iii) Executive’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of Executive at the expense of the Company or any of its affiliates; or

(iv) Executive’s material violation of the written policies of the Company or any of its affiliates (including ethics and compliance policies, as in effect from time to time), Executive’s material breach of a material obligation of Executive to the Company pursuant to Executive’s duties and obligations under the Company’s Bylaws, or Executive’s material breach of a material obligation of Executive to the Company or any of its affiliates pursuant to this Agreement or any award or other agreement between Executive and the Company or any of its affiliates.

“Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of shares and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be;

(ii) The consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of shares and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation;

(iii) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(iv) a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

In no event shall a Change in Control include the initial public offering of the Company registered on Form S-l (or any successor form under the Securities Act of 1933, as amended) (the “Initial Public Offering”) or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering.

“Good Reason” shall mean the existence of any of the following:

(i) a material diminution in Executive’s authority, duties, or responsibilities from those applicable to him as of the Effective Date;

(ii) a material diminution in Executive’s annual Base Salary, except to the extent contemplated by Section 3(b) of this Agreement;

(iii) a relocation of Executive’s principal place of employment by more than 50 miles, which for purposes of this Agreement shall mean the Company requiring Executive to be permanently based in a location that is more than 50 miles outside the city limits of Skokie, Illinois; or

(iv) a material breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, any assertion by Executive of a Good Reason termination shall not be effective unless all of the following conditions are satisfied:

(i) the conditions described in the preceding sentence giving rise to Executive’s termination of employment must have arisen without Executive’s written consent;

(ii) Executive must provide written notice to the Company of such condition and Executive’s intent to terminate employment within 90 days after the initial existence of the condition;

(iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and

(iv) the date of Executive’s termination of employment must occur within 90 days after the notice provided by Executive pursuant to clause (ii).

“Termination due to Disability” shall mean Executive’s termination of employment as a result of Executive becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders Executive mentally or physically incapable of performing the material duties as Chief Financial Officer.

5. Non-Competition Agreement. Executive agrees to continue to be bound by that certain Confidentiality, Non-Compete, Non-Hire, Non-Disparagement, and Work Product Agreement by and between the Company and Executive, dated as of July 11, 2014 (the “Non-Competition Agreement”).

6. Survival. Sections 5, 6, 8, 9 and 14 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

7. Notices. Any notice provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified mail, postage prepaid, (iii) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

If to the Company:

Exicure, Inc.

8045 Lamon Avenue

Suite 410

Skokie, Illinois 60077

If to Executive:

David S. Snyder

At the most recent address on file with the Company.

8. Entire Agreement. This Agreement, including the Non-Competition Agreement, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

9. No Conflict. Executive represents and warrants that Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing Executive from carrying out Executive’s responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. Executive further represents and warrants that Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.

11. Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

12. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

13. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

14. Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

15. Clawbacks. The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

16. Company Policies. Executive shall be subject to additional Company policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXICURE, INC.

By:	/s/ Chad A. Mirkin, Ph.D.
Name: Chad A. Mirkin, Ph.D.
Title: Chairman of the Board of Directors

DAVID S. SNYDER

By:	/s/ David S. Snyder